Exhibit 10.6

INC RESEARCH HOLDINGS, INC.
2014 Equity Incentive Plan, As Amended and Restated
Global Performance Restricted Stock Unit Award Agreement
This Global Performance Restricted Stock Unit Award Agreement including any special terms and conditions for the Participant’s country set forth in Appendix B, attached hereto (the Global Performance Restricted Stock Unit Agreement and Appendix A and B, together, the “Agreement”) is made by and between Syneos Health, Inc., a Delaware corporation (the “Company”), and Participant Name (the “Participant”), effective as of Grant Date (the “Date of Grant”).
RECITALS
WHEREAS, the Company has adopted the INC Research Holdings, Inc. 2014 Equity Incentive Plan, As Amended and Restated (as the same may be amended and/or amended and restated from time to time, the “Plan”), which Plan is incorporated herein by reference and made a part of this Agreement, and capitalized terms not otherwise defined in this Agreement will have the meanings ascribed to those terms in the Plan; and
WHEREAS, the Committee has authorized and approved the grant of an Award to the Participant of Performance Restricted Stock Units payable in shares of Common Stock (the “Shares”), subject to the terms and conditions set forth in the Plan and this Agreement.
NOW THEREFORE, in consideration of the premises and mutual covenants set forth in this Agreement, the parties agree as follows:

1.
Grant of Performance Restricted Stock Units. The Company has granted to the Participant, effective as of the Date of Grant, Number of PRSUs Granted (the “Target Award”) Performance Restricted Stock Units, on the terms and conditions set forth in the Plan and this Agreement, subject to adjustment as set forth in Section 4.5 of the Plan (the “PRSUs”).

2.	Vesting Eligibility of PRSUs. Subject to the terms and conditions set forth in the Plan and this Agreement, the PRSUs will be eligible for vesting as follows:

(a)
General. Except as otherwise provided in Sections 2(b) through 2(d), the PRSUs will vest (i) to the extent the Performance Goals are attained during the Performance Periods as set forth on Appendix A and (ii) as long as the Participant is in Service from the Date of Grant through the date on which the Committee determines the attainment level of the Performance Goals for the last Performance Period (the “Service Vesting Date”). The Committee will, promptly after the filing of the Company’s Form 10-K (or other report publicly furnished to the U.S. Securities and Exchange Commission (the “SEC”)) for each of the Performance Periods, review the applicable financial data as reported in the Form 10-K (or such other applicable report) and determine whether and to what extent the Performance Goals for each Performance Period set forth in Appendix A have been attained. On the basis of such determined level of attainment of the Performance Goals, the Committee shall determine the number of PRSUs that are eligible for vesting. Except as otherwise provided in Sections 2(b) through 2(d), PRSUs that do not become eligible for vesting based on the attainment of the

Performance Goals become forfeited as of the determination date applicable to the corresponding Performance Period.

(b)
Effect of Death and Termination Due to Disability. Upon the Participant’s termination of Service due to Disability or Death at any time on or prior to the last day of the last Performance Period, the Participant shall vest in the PRSUs as follows: (i) in the event the termination of Service occurs following a completed Performance Period, the Participant shall vest in the number of PRSUs subject to a Target Award Tranche (as defined in Appendix A) corresponding to such completed Performance Period based on the actual performance attainment level; (ii) in the event the termination of Service occurs during or prior to the commencement of a Performance Period, the Participant shall vest in the number of PRSUs subject to the Target Award Tranche corresponding to such Performance Periods. No fractional Shares shall be issued, and any fractional Shares that would have been deemed vested based on the foregoing calculation shall be rounded down to the next whole Share. In the event of the Participant’s death or termination of Service due to Disability after the last day of the last Performance Period, but prior to settlement of the PRSUs, the PRSUs shall continue to be eligible to vest in the number of PRSUs had the Participant continued in Service through the Service Vesting Date. Any PRSUs that are not eligible to vest upon the Participant’s Termination of Service due to Disability or Death in accordance with this Section 2(b) shall be forfeited as of such date.

(c)
Effect of Retirement. Upon the Participant’s Retirement after the first anniversary of the Date of Grant, but prior to the last day of the last Performance Period, the Participant shall vest in the PRSUs as follows: (i) in the event the Retirement occurs following a completed Performance Period, the Participant shall vest in the number of PRSUs subject to the Target Award Tranche corresponding to such completed Performance Period based on the actual performance attainment level; and (ii) in the event the Retirement occurs during a Performance Period, the Participant shall vest in a number of PRSUs subject to the Pro-Rated Target Award Tranche (defined below) corresponding to such Performance Period. The number of PRSUs that shall vest under the Pro-Rated Target Award Tranche shall be calculated by multiplying (i) the number of PRSUs subject to the Target Award Tranche for the applicable Performance Period by (ii) a fraction, the numerator of which shall be the number of days that have elapsed between the first day of such Performance Period and the date of the Participant’s Retirement, and the denominator of which shall be 365. No fractional Shares shall be issued, and any fractional Shares that would have been deemed vested based on the foregoing calculation shall be rounded down to the next whole Share. In the event of the Participant’s Retirement after the last day of the last Performance Period, but prior to settlement of the PRSUs, the PRSUs shall continue to be eligible to vest in the number of PRSUs had the Participant continued in Service through the Service Vesting Date. For the avoidance of any doubt, all of the PRSUs shall be forfeited in the event of the Participant’s Retirement on or before the first anniversary of the Date of Grant and any PRSUs that are not eligible to vest upon the Participant’s Retirement in accordance with this Section 2(c) shall be forfeited. For purposes of this Agreement, “Retirement” means a voluntary termination of Service on or after the Participant (i) has attained age 55; and (ii) completed 10 years of continuous Service. For purposes of this Section 2(c), a Participant’s Retirement shall not include: (i) a termination by the Company for Cause (as defined in below), as determined in the sole discretion of the Company, (ii) a resignation by the Participant after being notified that the Company has elected to terminate the Participant for Cause, (iii) a termination or resignation by the Participant during the pendency of an investigation with respect to the Participant or while the Participant is on a performance improvement plan, or (iv) any other circumstance upon which the Company determines in good faith the Participant is not in good standing at the time of such termination at the sole discretion of the Company.
Notwithstanding the foregoing, if the Company receives a legal opinion that there has been a legal judgment and/or legal development in the Participant’s jurisdiction that likely would result in the favorable treatment that applies to the PRSUs if the Participant attains the conditions set forth in this Section 2(c) being deemed unlawful and/or discriminatory, the provisions above regarding the treatment of the PRSUs shall not be applicable to the Participant.
(d)    Effect of Involuntary Termination in connection with Change in Control. In the event of a Change in Control, a number of PRSUs equal to the following shall be converted into time-based RSUs that shall vest on the Service Vesting Date, subject to the Participant’s continued Service through such date: the sum of (i) the PRSUs subject to each completed Performance Period prior to the date of the Change in Control that became eligible to vest based on the attainment level of the performance goals, plus (ii) the number of PRSUs subject to each Target Award Tranche for each Performance Period that have not yet been completed as of the date of the Change in Control (the “Converted Time-Based RSUs”). The Converted Time-Based RSUs shall immediately vest in full in the event of (A) the Participant’s Service is terminated by the Company or a Subsidiary for any reason other than Cause, death or Disability or (B) the Participant resigns for Good Reason, in each case, at the time of, or during the period commencing on the date three (3) months prior to a Change in Control and ending twenty-four (24) months following such Change in Control (either of such events of termination within such period, a “CIC Termination”). [Note: the Performance-Based Restricted Stock Unit Grant for the CFO has a period in subsection (d)(B) of six months following the consummation Change in Control.]
As used in this Agreement, “Good Reason” shall mean the occurrence, without the Participant’s express written consent, of any of the following events: (i) a material reduction in the Participant’s base salary or Target Bonus percentage under the Syneos Health Management Incentive Plan, if applicable; (ii) a material adverse change to the Participant’s authority, job duties or responsibilities as compared to the Participant’s authority, job duties or responsibilities immediately prior to the Change in Control; (iii) a requirement that the Participant relocate to a principal place of employment more than fifty (50) miles from the Company’s offices at 3201 Beechleaf Court, in Raleigh, North Carolina or the Participant’s assigned principal office location with any Subsidiary as of immediately prior to the occurrence of the Change in Control; or (iv) if the Participant has an effective employment agreement, service agreement, or other similar agreement with the Company or any Subsidiary, a material breach of such agreement, provided, that, any event described in clauses (i), (ii), (iii) and (iv) above shall constitute Good Reason only if the Participant provides the Company with written notice of the basis for the Participant’s Good Reason within forty-five (45) days of the initial actions or inactions of the Company or any Subsidiary giving rise to such Good Reason and the Company or applicable Subsidiary has not cured the identified actions or inactions within thirty (30) days of such notice and provided further that the Participant terminates his or her

Service within thirty (30) days following the Company or applicable Subsidiary’s failure to cure within the thirty (30) day cure period.
Any vesting acceleration contemplated under this Section 2(d) shall be subject to the limitations provided in Section 5.5 of the Plan.

3.	Settlement of PRSUs.

(a)
Settlement in Stock. PRSUs that vest pursuant to Section 2 above will be settled by delivering to Participant a number of Shares equal to the number of PRSUs that vest in accordance with the following schedule: (i) within ninety (90) days of the last day of the last Performance Period in the event of a vesting event described in Section 2(a); (ii) within sixty (60) days of the Participant’s termination of Service in the event of a vesting event described in Section 2(b) or 2(c); (iii) within sixty (60) days of the later of the date of the Participant’s Termination of Service or Change in Control in the event of a vesting event described in Section 2(d), in each case subject to the provisions of Section 15(l). In any case, the Company may provide a reasonable delay in the delivery of the Shares to address TaxRelated Items, withholding, and other administrative matters, provided that any such delay does not result in a violation of Section 409A of the Code (to the extent the Participant is a U.S. taxpayer). Neither the Company nor the Committee will be liable to the Participant or any other Person for damages relating to any delays in issuing the Shares or any mistakes or errors in the issuance of the Shares.

(b)
BookEntry Registration of the Shares. The Company will deliver the Shares payable pursuant to this Agreement within the settlement period set forth in Section 3(a) by registering such Shares with the Company’s transfer agent (or another custodian selected by the Company) in bookentry form in the Participant’s name.

(c)
Shareholder Rights. The Participant will not have any rights of a stockholder with respect to the Shares subject to the PRSUs, including voting and dividend rights, unless and until the Shares are delivered as described in Section 3(b) above.

(d)
Responsibility for Taxes. The Participant acknowledges that, regardless of any action taken by the Company or, if different, the Subsidiary employing or retaining the Participant (the “Employer”), the ultimate liability for all Tax-Related Items is and remains the Participant’s responsibility and may exceed the amount actually withheld by the Company or the Employer. The Participant further acknowledges that the Company and/or the Employer (1) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the PRSUs, including, but not limited to, the grant or vesting of the PRSUs, the delivery of Shares following the Vesting Date, the subsequent sale of Shares acquired pursuant to such vesting/delivery and the receipt of any dividends and/or dividend equivalents; and (2) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the PRSUs to reduce or eliminate the Participant’s liability for Tax-Related Items or achieve any particular tax result. Further, if the Participant is subject to Tax-Related Items in more than one jurisdiction, the Participant acknowledges that the Company and/or the Employer (or former Employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

(e)
Withholding Requirements. Prior to any relevant taxable or tax withholding event, as applicable, the Participant agrees to make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all Tax-Related Items. In this regard, the Participant authorizes the Company and/or the Employer, or their respective agents, at the Company’s and/or the Employer’s discretion, to satisfy the obligations with regard to all Tax-Related Items by one or a combination of the following: (1) cash payment by the Participant to the Company prior to the day of vesting of an amount that the Company will apply to the required withholding; (2) withholding from the Participant’s wages or other cash compensation paid to the Participant by the Company and/or the Employer; (3) withholding from proceeds of the sale of Shares acquired upon vesting/settlement of the PRSUs either through a voluntary sale or through a mandatory sale arranged by the Company (on the Participant’s behalf pursuant to this authorization); or (4) withholding in Shares to be issued upon settlement of the PRSUs. For purposes of alternative (4) above, any Shares withheld shall be credited for purposes of the withholding requirements at the Fair Market Value of the Shares on the date that the tax withholding is determined. Until such time as the Company provides notice to the contrary, it will collect withholding for Tax-Related Items pursuant to alternative (3) above; provided, however, that if such method (A) cannot be processed by the broker or (B) the Participant is subject to the Company’s Policy on Insider Trading and Communications with the Public (the “Insider Trading Policy”), the sale of Shares pursuant to alternative (3) is prohibited under the Insider Trading Policy and the Participant has not entered into an arrangement that is intended to comply with the requirements of Rule 10b5-1(c)(1) of the Exchange Act and that provides for the sale of all of the Shares subject to this Agreement, the Company will instead collect withholding for Tax-Related Items pursuant to alternative (4).

The Company may withhold or account for Tax-Related Items by considering rates up to, but not exceeding, the maximum tax rates in the Participant’s jurisdiction, in which case the Participant may receive a refund of any over-withheld amount in cash and will have no entitlement to the Common Stock equivalent. If the obligation for Tax-Related Items is satisfied by withholding in Shares, for tax purposes, the Participant is deemed to have been issued the full number of Shares subject to the vested PRSUs, notwithstanding that a number of the Shares is held back solely for the purpose of paying the Tax-Related Items.
Finally, the Participant agrees to pay to the Company or the Employer, including through withholding from the Participant’s wages or other cash compensation paid to the Participant by the Company and/or the Employer, any amount of Tax-Related Items that the Company or the Employer may be required to withhold or account for as a result of the Participant’s participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to issue or deliver the Shares or the proceeds of the sale of Shares, if the Participant fails to comply with the Participant’s obligations in connection with the Tax-Related Items.

4.
Forfeiture. Except as provided in Sections 2(b) through 2(d), all PRSUs (whether eligible for vesting or not) will be forfeited immediately, automatically and without consideration upon a termination of the Participant’s Service for any reason (whether or not later to be found invalid or in breach of employment laws in the jurisdiction where the Participant is employed or the terms of the Participant’s employment agreement, if any), including a Participant’s change in status from employee to consultant or other personal service provider, prior to the Vesting Date. In addition, any PRSUs for a given Performance Period which are not eligible for vesting after determination of the attainment of the Performance Goals for such Performance Period will be forfeited as of the date of certification by the Committee and will not carry over to subsequent Performance Periods. Without limiting the generality of the foregoing, the PRSUs and the Shares (and any resulting proceeds) will continue to be subject to Section 13 of the Plan.

5.	Adjustment to PRSUs. In the event of any change with respect to the outstanding Shares contemplated by Section 4.5 of the Plan, the PRSUs may be adjusted in accordance with Section 4.5 of the Plan.

6.	Nature of Grant. In accepting the PRSUs, the Participant acknowledges, understands and agrees that:

(a)
the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time, to the extent permitted by the Plan;

(b)
the grant of the PRSUs is exceptional, voluntary and occasional and does not create any contractual or other right to receive future grants of PRSUs, or benefits in lieu of PRSUs, even if PRSUs have been granted in the past;

(c)	all decisions with respect to future PRSUs or other grants, if any, will be at the sole discretion of the Company;

(d)	the PRSUs and the Participant’s participation in the Plan shall not create a right to employment or be interpreted as forming an employment or services contract with the Company or any Subsidiary;

(e)	the Participant is voluntarily participating in the Plan;

(f)	the PRSUs and the Shares subject to the PRSUs are not intended to replace any pension rights or compensation;

(g)
the PRSUs and the Shares subject to the PRSUs, and the income and value of same, are not part of normal or expected compensation for purposes of calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, holiday pay, long-service awards, pension or retirement or welfare benefits or similar payments;

(h)
unless otherwise agreed with the Company, the PRSUs and the Shares subject to the PRSUs, and the income and value of same, are not granted as consideration for, or in connection with, the service that the Participant may provide as a director of a Subsidiary;

(i)	the future value of the underlying Shares is unknown, indeterminable and cannot be predicted with certainty;

(j)
no claim or entitlement to compensation or damages shall arise from forfeiture of the PRSUs resulting from the termination of the Participant’s Service (for any reason whatsoever whether or not later found to be invalid or in breach of employment laws in the jurisdiction where the Participant is employed or the terms of the Participant’s employment agreement, if any);

(k)
the following provision shall not apply to Participants in the state of California: In consideration of the grant of the PRSUs to which the Participant is otherwise not entitled, the Participant irrevocably agrees never to institute any claim against the Company or any of its Subsidiaries, waives his or her ability, if any, to bring any such claim, and releases the Company and its Subsidiaries from any such claim; if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by participating in the Plan, the Participant shall be deemed irrevocably to have agreed not to pursue such claim and agrees to execute any and all documents necessary to request dismissal or withdrawal of such claim; and

(l)
The following provision applies if the Participant is providing services outside the United States: neither the Company nor any Subsidiary shall be liable for any foreign exchange rate fluctuation between the Participant’s local currency and the United States Dollar that may affect the value of the PRSUs or of any amounts due to the Participant pursuant to the settlement of the PRSUs or the subsequent sale of any Shares acquired upon settlement.

7.
No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding the Participant’s participation in the Plan, or the Participant’s acquisition or sale of the underlying Shares. The Participant is hereby advised to consult with the Participant’s own personal tax, legal and financial advisors regarding the Participant’s participation in the Plan before taking any action related to the Plan.

8.
Data Privacy. The Participant hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of the Participant’s personal data as described in this Agreement and any other PRSU grant materials by and among, as applicable, the Employer, the Company and its Subsidiaries for the purpose of implementing, administering and managing the Participant’s participation in the Plan.

The Participant understands that the Company and the Employer may hold certain personal information about the Participant, including, but not limited to, the Participant’s name, home address, email address and telephone number, date of birth, passport, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company, details of all PRSUs or any other entitlement to shares of stock awarded, canceled, exercised, vested, unvested or outstanding in the Participant’s favor (“Data”), for the exclusive purpose of implementing, administering and managing the Plan.

The Participant understands that Data will be transferred to Fidelity Stock Plan Services, LLC or any other broker selected by the Company, or such other stock plan service provider as may be selected by the Company in the future, which is assisting the Company with the implementation, administration and management of the Plan. The Participant understands that the recipients of the Data may be located in the United States or elsewhere, and that the recipients’ country (e.g., the United States) may have different data privacy laws and protections than the Participant’s country. The Participant understands that the Participant may request a list with the names and addresses of any potential recipients of the Data by contacting the Participant’s local human resources representative. The Participant authorizes the Company, Fidelity Stock Plan Services, LLC or any other broker selected by the Company and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purpose of implementing, administering and managing the Participant’s participation in the Plan. The Participant understands that Data will be held only as long as is necessary to implement, administer and manage the Participant’s participation in the Plan. The Participant understands that the Participant may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing the Participant’s local human resources representative. Further, the Participant understands that the Participant is providing the consents herein on a purely voluntary basis. If the Participant does not consent, or if the Participant later seeks to revoke the Participant’s consent, the Participant’s Service with the Employer will not be affected; the only consequence of refusing or withdrawing the Participant’s consent is that the Company would not be able to grant PRSUs or other equity awards to the Participant or administer or maintain such awards. Therefore, the Participant understands that refusing or withdrawing the Participant’s consent may affect the Participant’s ability to participate in the Plan. For more information on the consequences of the Participant’s refusal to consent or withdrawal of consent, the Participant understands that the Participant may contact the Participant’s local human resources representative.
Finally, upon request by the Company or the Employer, the Participant agrees to provide an executed data privacy consent form (or any other agreements or consents) that the Company and/or the Employer may deem necessary to obtain from the Participant for the purpose of administering the Participant’s participation in the Plan in compliance with the data privacy laws in the Participant’s country, either now or in the future. The Participant understands and agrees that the Participant will not be able to participate in the Plan if the Participant fails to provide any such consent or agreement requested by the Company and/or the Employer.

9.
Language. If the Participant has received this Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.

10.
Electronic Delivery and Acceptance. The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. The Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

11.
Imposition of Other Requirements. The Company reserves the right to impose any other requirements on the Participant’s participation in the Plan, on the PRSUs and on any Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require the Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

12.
Appendix B. Notwithstanding any provisions in this Agreement, the PRSUs shall be subject to any special terms and conditions set forth in Appendix B for the Participant’s country. Appendix B constitutes part of this Performance Restricted Stock Unit Agreement.

13.
Insider Trading Restrictions/Market Abuse Laws. The Participant acknowledges that, depending on the Participant’s or the Participant’s broker’s country of residence or where the Shares are listed, the Participant may be subject to insider trading restrictions and/or market abuse laws, which may affect the Participant’s ability to accept, acquire, sell otherwise dispose of Shares or rights to Shares or rights linked to the value of Shares (e.g., phantom awards, futures) under the Plan during such times as the Participant is considered to have “inside information” regarding the Company (as defined by the laws or regulations in the Participant’s country). Local insider trading laws and regulations may prohibit the cancellation or amendment of orders the Participant places before possessing inside information. Furthermore, the Participant could be prohibited from (i) disclosing the inside information to any third party (other than on a “need to know” basis) and (ii) “tipping” third parties or causing them otherwise to buy or sell securities. Keep in mind third parties include fellow employees.

Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Company insider trading policy. The Participant is responsible for complying with any applicable restrictions and should speak with a personal legal advisor on this matter.

14.
Foreign Asset/Account Reporting; Exchange Controls. The Participant’s country may have certain foreign asset and/or account reporting requirements and/or exchange controls which may affect the Participant’s ability to acquire or hold Shares under the Plan or cash received from participating in the Plan (including from any dividends received or sale proceeds arising from the sale of Shares) in a brokerage or bank account outside the Participant’s country. The Participant may be required to report such accounts, assets or transactions to the tax or other authorities in his or her country. The Participant also may be required to repatriate sale proceeds or other funds received as a result of the Participant’s participation in the Plan to his or her country through a designated bank or broker and/or within a certain time after receipt. The Participant acknowledges that it is his or her responsibility to be compliant with such regulations, and the Participant is advised to consult his or her personal legal advisor for any details.

15.	Miscellaneous Provisions

(a)
Securities or Exchange Control Laws Requirements. No Shares will be issued or transferred pursuant to this Agreement unless and until all then applicable requirements imposed by federal and state securities and other securities or exchange control laws, rules and regulations and by any regulatory agencies having jurisdiction, and by any exchanges upon which the Shares may be listed, have been fully met. As a condition precedent to the issuance of Shares pursuant to this Agreement, the Company may require the Participant to take any reasonable action to meet those requirements. The Committee may impose such conditions on any Shares issuable pursuant to this Agreement as it may deem advisable, including, without limitation, restrictions under the Securities Act of 1933, as amended, under the requirements of any exchange upon which shares of the same class are then listed and under any blue sky or other securities laws applicable to those Shares.

(b)
Non-Transferability. The PRSUs and the rights and privileges conferred thereby shall be non-transferrable except as provided by Section 15.3 of the Plan. Any Shares delivered hereunder will be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan or the rules, regulations and other requirements of the Securities and Exchange Commission, any stock exchange upon which such shares are listed, any applicable federal, state or local laws and any agreement with, or policy of, the Company or the Committee to which the Participant is a party or subject, and the Committee may cause orders or designations to be placed upon any certificate(s) or other document(s) delivered to the Participant, or on the books and records of the Company’s transfer agent, to make appropriate reference to such restrictions.

(c)
No Right to Continued Service. Nothing in this Agreement or the Plan confers upon the Participant any right to continue in Service for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Company (or any Subsidiary employing or retaining the Participant) or of the Participant, which rights are hereby expressly reserved by each, to terminate his or her Service at any time and for any reason, with or without Cause.

(d)
Notification. Any notification required by the terms of this Agreement will be given by the Participant (i) in a writing addressed to the Company at its principal executive office and will be deemed effective upon actual receipt when delivered by personal delivery or by registered or certified mail, with postage and fees prepaid, or (ii) by electronic transmission to the Company’s e-mail address of the Company’s General Counsel and will be deemed effective upon actual receipt. Any notification required by the terms of this Agreement will be given by the Company (x) in a writing addressed to the address that the Participant most recently provided to the Company and will be deemed effective upon personal delivery or within three (3) days of deposit with the United States Postal Service, by registered or certified mail, with postage and fees prepaid, or (y) by facsimile or electronic transmission to the Participant’s primary work fax number or e-mail address (as applicable) and will be deemed effective upon confirmation of receipt by the sender of such transmission.

(e)
Entire Agreement. This Agreement and the Plan constitute the entire agreement between the parties hereto with regard to the subject matter of this Agreement. This Agreement and the Plan supersede any other agreements, representations or understandings (whether oral or written and whether express or implied) that relate to the subject matter of this Agreement.

(f)
Waiver. No waiver of any breach or condition of this Agreement by the Participant or any other Participant will be deemed to be a waiver of any other or subsequent breach or condition whether of like or different nature.

(g)
Successors and Assigns. The provisions of this Agreement will inure to the benefit of, and be binding upon, the Company and its successors and assigns and upon the Participant, the Participant’s executor, personal representative(s), distributees, administrator, permitted transferees, permitted assignees, beneficiaries, and legatee(s), as applicable, whether or not any such person will have become a party to this Agreement and have agreed in writing to be joined herein and be bound by the terms hereof.

(h)
Severability. The provisions of this Agreement are severable, and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, then the remaining provisions will nevertheless be binding and enforceable.

(i)	Amendment. Except as otherwise provided in the Plan, this Agreement will not be amended unless the amendment is agreed to in writing by both the Participant and the Company.

(j)
Choice of Law; Jurisdiction. This Agreement and all claims, causes of action or proceedings (whether in contract, in tort, at law or otherwise) that may be based upon, arise out of or relate to this Agreement will be governed by the internal laws of the State of Delaware, excluding any conflicts or choice-of-law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction. The Participant and each party to this Agreement agrees that it will bring all claims, causes of action and proceedings (whether in contract, in tort, at law or otherwise) that may be based upon, arise out of or be related to the Plan and this Agreement exclusively in the Delaware Court of Chancery or, in the event (but only in the event) that such court does not have subject matter jurisdiction over such claim, cause of action or proceeding, exclusively in the United States District Court for the District of Delaware (the “Chosen Court”), and hereby (i) irrevocably submits to the exclusive jurisdiction of the Chosen Court, (ii) waives any objection to laying venue in any such proceeding in the Chosen Court, (iii) waives any objection that the Chosen Court is an inconvenient forum or does not have jurisdiction over any party and (iv) agrees that service of process upon such party in any such claim or cause of action will be effective if notice is given in accordance with this Agreement.

(k)
Signature in Counterparts. This Agreement may be signed in counterparts, manually or electronically, each of which will be an original, with the same effect as if the signatures to each were upon the same instrument.

(l)	IRC Section 409A. This Section 15(l) applies only to Participants who are U.S. taxpayers.
Anything in this Agreement to the contrary notwithstanding, PRSUs that are non-qualified deferred compensation subject to Section 409A of the Code and that vest as a result of the Participant’s termination of employment under Section 2(b) or 2(c) [the Performance-Based Restricted Stock Unit for the CFO includes Section 2(d)] hereof shall be settled within sixty (60) days of the date the Participant experiences a “separation from service,” within the meaning of Section 409A of the Code (“Separation from Service”).  [With respect to PRSUs that are settled as a result of the Participant’s termination of employment under Section 2(d), any such PRSUs that are non-qualified deferred compensation subject to Section 409A, shall be settled within 60 days of the later of the Separation from Service or Change in Control, provided that if the Change in Control is not a “change in control event” (within the meaning of the Treasury Regulations promulgated under Section 409A of the Code), the PRSUs shall be settled as described in Section 3(a)(i).] [Note: the Performance-Based Restricted Stock Unit for the CFO does not include these sentences.]  If the Participant is a “specified employee” within the meaning of Section 409A of the Code as of the date of the Separation from Service (as determined in accordance with the methodology established by the Company as in effect on the Date of Termination), any PRSUs that are non-qualified deferred compensation that are payable upon a Separation from Service shall instead be settled on the first business day that is after the earlier of (i) the date that is six months following the date of the Participant’s Separation from Service or (ii) the date of the Participant’s death, to the extent such delayed payment is otherwise required in order to avoid a prohibited distribution under Section 409A(a)(2) of the Code, or any successor provision thereto.

(m)
Acceptance. The Participant hereby acknowledges receipt of a copy of the Plan and this Agreement. The Participant has read and understands the terms and provisions of the Plan and this Agreement, and accepts the PRSUs subject to all of the terms and conditions of the Plan and this Agreement. In the event of a conflict between any term or provision contained in this Agreement and a term or provision of the Plan, the applicable term and provision of the Plan will govern and prevail.

[Signature page follows.]

IN WITNESS WHEREOF, the Company and the Participant have executed this Global Performance Restricted Stock Unit Award Agreement and any appendices thereto as of the date first written above.
SYNEOS HEALTH, INC.
By:
Name:
Title:

PARTICIPANT
[Electronic Signature]
______________________________
Participant Signature
Name: [Participant Name]
Acceptance Date: [Acceptance Date]

APPENDIX A
PERFORMANCE GOALS FOR PRSU VESTING ELIGIBILITY
The v esting eligibility of the PRSUs granted pursuant to the attached Global Performance Restricted Stock Unit Award Agreement will be determined by the Committee in accordance with the Plan and this Appendix A.
The number of PRSUs that will be eligible for vesting in accordance with Section 2(a) of the Agreement shall be equal to the sum of A + B + C, where:

A =	number of PRSUs subject to a Target Award Tranche (as defined below) x the 2018 Performance Attainment Factor (set forth below)

B =	number of PRSUs subject to a Target Award Tranche x the 2019 Performance Attainment Factor (set forth below)

C =	number of PRSUs subject to a Target Award Tranche x the 2020 Performance Attainment Factor (set forth below)

Performance Periods: There will be three performance periods (each a “Performance Period”), as described in the below table, in which one-third (1/3) of the Target Award amount granted in Section 1 above (a “Target Award Tranche”) will be measured against the Performance Goals stated in the table below for such Performance Period.

Performance Period	Dates	Performance Goals	Units Subject to the Performance Goal
2018 Performance Period	January 1, 2018 to December 31, 2018	2018 Company Revenue Growth	One Target Award Tranche
2019 Performance Period	January 1, 2019 to December 31, 2019	2019 Company Revenue Growth	One Target Award Tranche
2020 Performance Period	January 1, 2020 to December 31, 2020	2020 Company Revenue Growth	One Target Award Tranche

Appendix A-2

<Performance Goals:>

Appendix A - Performance Restricted Stock Unit Award Agreement

APPENDIX B
INC RESEARCH HOLDINGS, INC.
2014 Equity Incentive Plan, As Amended and Restated
Global Performance Restricted Stock Unit Award Agreement

Country-Specific Terms and Conditions

Capitalized terms used but not otherwise defined herein shall have the meaning given to such terms in the INC Research Holdings, Inc. 2014 Equity Incentive Plan, As Amended and Restated (the “Plan”) and the Global Performance Restricted Stock Unit Award Agreement (the “Performance Restricted Stock Unit Agreement”). This Appendix constitutes part of the Performance Restricted Stock Unit Agreement.
Terms and Conditions
This Appendix B includes additional terms and conditions that govern the PRSUs granted to the Participant if the Participant resides and/or works in a country listed below. If the Participant moves to another country after receiving the grant of the PRSUs, the Company will, in its discretion, determine the extent to which the terms and conditions herein will be applicable to the Participant.
Notifications
This Appendix B also includes information regarding exchange controls and certain other issues of which the Participant should be aware with respect to the Participant’s participation in the Plan. The information is based on the securities, exchange control and other laws in effect in the respective countries as of February 2018. Such laws are often complex and change frequently. As a result, the Company strongly recommends that the Participant not rely on the information in this Appendix B as the only source of information relating to the consequences of the Participant’ s participation in the Plan because the information may be out of date at the time that the PRSUs vest or the Participant sells Shares acquired under the Plan.
In addition, the information contained herein is general in nature and may not apply to the Participant’ s particular situation and the Company is not in a position to assure the Participant of a particular result. Accordingly, the Participant should seek appropriate professional advice as to how the relevant laws in the Participant’s country may apply to the Participant’s situation.
Finally, if the Participant is a citizen or resident of a country other than the one in which he or she is currently residing and/or working (or if the Participant is considered as such for local law purposes), the information contained herein may not be applicable to the Participant in the same manner.

Appendix B-2

UNITED KINGDOM
Terms and Conditions
Responsibility for Taxes. The following provisions supplement Section 3 of the Global Restricted Stock Unit Award Agreement:
Without limitation to Section 3 of the Global Restricted Stock Unit Award Agreement, the Participant agrees that the Participant is liable for all Tax-Related Items and hereby covenants to pay all such Tax-Related Items, as and when requested by the Company or the Employer or by Her Majesty’s Revenue and Customs (“HMRC”) (or any other tax authority or any other relevant authority). In the event that any income tax due is not collected from or paid by the Participant within ninety (90) days of the U.K. tax year in which an event giving rise to the Tax-Related Items occurs, the amount of any uncollected income tax may constitute a benefit to the Participant on which additional income tax and national insurance contributions may be payable. The Participant is responsible for reporting and paying any income tax due on this additional benefit directly to HMRC under the self-assessment regime and for paying the Company or the Employer (as applicable) for the value of any employee national insurance contributions due on this additional benefit.